Exhibit 2.1

MERGER AGREEMENT

dated

September 1, 2020

by and among

Clene Nanomedicine, Inc., a Delaware corporation (the “Company”),

Fortis Advisors LLC (“Shareholders’ Representative”),

Tottenham Acquisition I Ltd., a British Virgin Islands company (the “Parent”),

Chelsea Worldwide Inc., a Delaware corporation (the “Purchaser”), and

Creative Worldwide Inc., a Delaware corporation (the “Merger Sub”).

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2
Article II REINCORPORATION MERGER	12
2.1 Reincorporation Merger	12
2.2 Reincorporation Effective Time	12
2.3 Effect of the Reincorporation Merger	12
2.4 Certificate of Incorporation and By-laws	13
2.5 Directors and Officers of the Reincorporation Surviving Corporation	13
2.6 Effect on Issued Securities of Parent	13
2.7 Surrender of Securities	15
2.8 Lost Stolen or Destroyed Certificates	15
2.9 Section 368 Reorganization	15
2.10 Taking of Necessary Action; Further Action	15
2.11 Dissenter’s Rights	15
2.12 Agreement of Fair Value	16
Article III ACQUISITION MERGER	16
3.1 Acquisition Merger	16
3.2 Closing; Effective Time	16
3.3 Effect of the Merger	16
3.4 Certificate of Incorporation and By-laws of the Surviving Corporation	16
3.5 Directors and Officers of the Surviving Corporation	17
3.6 Taking of Necessary Action; Further Action	17
3.7 Appraisal Rights	17
3.8 Section 368 Reorganization	17
Article IV CONSIDERATION	18
4.1 Conversion of Capital	18
4.2 Payment of Merger Consideration and Exchange of Certificates.	20
4.3 Company Earn-out Payment	21
4.4 Sponsor’s Earn-out	22

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Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23
5.1 Corporate Existence and Power	23
5.2 Authorization	23
5.3 Governmental Authorization	24
5.4 Non-Contravention	24
5.5 Capital Structure	24
5.6 Charter Documents	25
5.7 Corporate Records	25
5.8 Assumed Names	26
5.9 Subsidiaries	26
5.10 Consents	26
5.11 Financial Statements	27
5.12 Books and Records	27
5.13 Absence of Certain Changes	28
5.14 Properties; Title to the Company Group’s Assets	30
5.15 Litigation	30
5.16 Contracts	31
5.17 Licenses and Permits	33
5.18 Compliance with Laws	33
5.19 Intellectual Property	33
5.20 Suppliers	35
5.21 Accounts Receivable and Payable; Loans	35
5.22 Pre-payments	36
5.23 Employees	36
5.24 Employment Matters	36
5.25 Withholding	37
5.26 Real Property	37
5.27 Tax Matters	38
5.28 Regulatory Matters	38
5.29 Environmental Laws	40
5.30 Finders’ Fees	41
5.31 Powers of Attorney and Suretyships	41
5.32 Directors and Officers	41
5.33 Certain Business Practices	41
5.34 Money Laundering Laws	41
5.35 Not an Investment Company	42
5.36 Tax Treatment	42
5.37 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	42

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Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES	43
6.1 Corporate Existence and Power	43
6.2 Corporate Authorization	43
6.3 Governmental Authorization	44
6.4 Non-Contravention	44
6.5 Finders’ Fees	44
6.6 Issuance of Shares	44
6.7 Capitalization	44
6.8 Trust Fund	45
6.9 Listing	46
6.10 Board Approval	46
6.11 Parent SEC Documents and Financial Statements; Internal Controls	46
6.12 Litigation	48
6.13 Business Activities	48
6.14 Compliance with Laws	49
6.15 Money Laundering Laws	49
6.16 OFAC	49
6.17 Not an Investment Company	49
6.18 Tax Matters	49
6.19 Tax Treatment	50
6.20 Transactions with Affiliates	50
6.21 Independent Investigation	50
6.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	50
Article VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING	51
7.1 Conduct of the Business of the Company	51
7.2 Conduct of the Business of the Purchaser Parties	53
7.3 No Solicitation	54
7.4 Access to Information	55
7.5 Notices of Certain Events	56
7.6 SEC Filings	56
7.7 Trust Account	57
7.8 PIPE Investment	58
7.9 Directors’ and Officers’ Indemnification and Insurance	58
7.10 Parent Debt	58

iii

Article VIII COVENANTS OF THE COMPANY GROUP	59
8.1 Reporting and Compliance with Laws	59
8.2 Commercially Reasonable Efforts to Obtain Consents	59
8.3 Annual and Interim Financial Statements	59
8.4 Employees of the Company	59
8.5 Additional Agreements	59
Article IX COVENANTS OF ALL PARTIES HERETO	59
9.1 Efforts; Further Assurances	59
9.2 Tax Treatments	60
9.3 Settlement of the Purchaser Parties’ Liabilities	60
9.4 Compliance with SPAC Agreements	60
9.5 Registration Statement	60
9.6 Confidentiality	62
Article X CONDITIONS TO CLOSING	63
10.1 Condition to the Obligations of the Parties	63
10.2 Conditions to Obligations of the Purchaser Parties	64
10.3 Conditions to Obligations of the Company	64
Article XI INDEMNIFICATION	66
11.1 Indemnification of the Purchaser	66
11.2 Procedure	66
11.3 Escrow of Escrow Shares by Shareholders	68
11.4 Payment of Indemnification	69
11.5 Insurance	69
11.6 Survival of Indemnification Rights	69
11.7 Sole and Exclusive Remedy	69
Article XII DISPUTE RESOLUTION	69
12.1 Submission to Jurisdiction	69
12.2 Waiver of Jury Trial; Exemplary Damages	70

iv

Article XIII TERMINATION	70
13.1 Termination	70
13.2 Effect of Termination; Survival	72
Article XIV MISCELLANEOUS	72
14.1 Notices	72
14.2 Amendments; No Waivers; Remedies	73
14.3 Arm’s Length Bargaining; No Presumption Against Drafter	74
14.4 Publicity	74
14.5 Expenses	74
14.6 No Assignment or Delegation	74
14.7 Governing Law	75
14.8 Counterparts; Facsimile Signatures	75
14.9 Entire Agreement	75
14.10 Severability	75
14.11 Construction of Certain Terms and References; Captions	75
14.12 Further Assurances	76
14.13 Third Party Beneficiaries	76
14.14 Waiver	76
14.15 Shareholders’ Representative	77
14.16 No Recourse	78

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MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of September 1, 2020, by and among Clene Nanomedicine, Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company as the representative of the Shareholders (the “Shareholders’ Representative”), Tottenham Acquisition I Ltd, a British Virgin Islands company (the “Parent”), Chelsea Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), and Creative Worldwide Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H:

A.                The Company directly and indirectly through its subsidiaries is in the business of neuro-therapeutics development in the United States and Australia (the “Business”);

B.                 Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.                 The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”);

D.                Immediately following the Reincorporation Merger, the parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of Delaware General Corporation Law and other laws of Delaware (the “Delaware Law”) (the “Acquisition Merger”), and that upon the Acquisition Merger, each share of the Company Stock (other than Excluded Shares and Appraisal Shares) be converted into the right to receive the Merger Consideration, and each outstanding Company Option be converted into an option to purchase a number of shares of Purchaser Common Stock, as is provided herein; and

E.                 In connection with the execution of this Agreement, each of the Specified Shareholders, who are the record owners on the date hereof of Company Stock, have been requested by the Purchaser to enter into shareholder support agreements (collectively, the “Shareholder Support Agreements”) with the Purchaser pursuant to which, among other things, each such Specified Shareholder has agreed to adopt this Agreement and approve the transactions contemplated hereby following the effectiveness of the Registration Statement, on the terms and subject to the conditions set forth in the applicable Shareholder Support Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

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Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1              “Action” means any legal action, suit, claim, investigation, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

1.2              “Additional Agreements” means the Escrow Agreement, Lock-up Agreements, Registration Rights Agreement, Employment Agreements, and the Initial Shareholders Forfeiture Agreement.

1.3              “Advisory Fees” mean the compensation being paid to Chardan pursuant to the letter agreement, dated February 10, 2020, by and between Chardan and Parent, in the amount of $1,000,000.

1.4              “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.5              “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public or industry regulatory authority, whether international, national, Federal, state, or local.

1.6              “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7              “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Hong Kong are authorized to close for business.

1.8              “Change of Control Price” means the fair market value of the consideration received by one share of Purchaser Common Stock in connection with a Change of Control Transaction, as reasonably determined by the Purchaser’s board of directors.

1.9              “Change of Control Transaction” means any transaction or series of related transactions (a) under which any “person” or “group” (as such terms are used in section 13(d) and 14(d) of the Exchange Act), directly or indirectly, acquires or otherwise purchases at least (i) 50% of the consolidated assets, (ii) the assets generating at least 50% of the consolidated revenues, or (iii) 50% of the equity securities of the Purchaser (or its successor), or (b) that results in the shareholders of the Purchaser (or its successor) as of immediately prior to such transaction holding, in the aggregate, directly or indirectly, less than 50% of the voting power of the Purchaser (or its successor) immediately after the consummation thereof (in each case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

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1.10          “Chardan” means Chardan Capital Markets, LLC and/or its designees.

1.11          “Closing Payment Shares” means such number of shares of Purchaser Common Stock equal to the Company Equity Valuation, divided by the Closing Price Per Share.

1.12          “Closing Per Share Payment” has the meaning set forth in 4.1(a).

1.13          “Closing Price Per Share” means the lesser of (i) $10.00 or (ii) the Parent’s cash-in-trust value per share on the trading date prior to the Closing Date.

1.14          “Code” means the Internal Revenue Code of 1986, as amended.

1.15          “Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

1.16          “Company Equity Valuation” means $542,540,558.06, plus the net proceeds from any new equity investment received by the Company between the date of this Agreement and the Closing Date.

1.17          “Company Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Company (and its Subsidiaries) and the Business, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above).

1.18          “Company Option” means each outstanding option to purchase Company Common Stock granted pursuant to the Company Plan or otherwise.

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1.19          “Company Plan” means the Clene Nanomedicine, Inc. 2014 Stock Plan, adopted on July 31, 2014 and the option grants listed on Schedule 1.19.

1.20          “Company Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company.

1.21          “Company Series C Preferred Stock” means the shares of the Company Preferred Stock that are designated as Series C Preferred Shares.

1.22          “Company Stock” means the Company Common Stock and the Company Preferred Stock.

1.23          “Company Stock Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into shares of Company Common Stock.

1.24          “Company Warrants” has the meaning set forth on Schedule 5.5.

1.25          “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, sublicenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound or under which the Company and/or any of its Subsidiaries has any express right or obligation.

1.26          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.27          “Creditors’ Rights” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

1.28          “Deferred Underwriting Amount” means an amount equal to $920,000 plus two percent (2%) of the gross proceeds generated by the units remaining in the Trust Account after redemption, representing the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.29          “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

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1.30          “Escrow Agreement” means the agreement among the Shareholders’ Representative, the Escrow Agent, and the Purchaser with respect to the Escrow Shares in a form to be mutually agreed by the Company and the Purchaser Parties.

1.31          “Escrow Agent” means Continental Stock Transfer & Trust Company, LLC, or another Person mutually agreed by the Company and Parent in writing.

1.32          “Escrow Shares” means the shares of Purchaser Common Stock representing five percent (5%) of the aggregate amount of the Closing Payment Shares.

1.33          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.34          “Exchange Ratio” means (a) ninety-five percent (95%) of the total number of Closing Payment Shares divided by (b) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (disregarding any Excluded Shares or Company Stock issued or issuable pursuant to Company Option or Company Warrants) (such amount in this clause (b) the “Company Share Count”).

1.35          “Excluded Share” means each share of Company Stock held by the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

1.36          “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.37          “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.38          “Healthcare Laws” shall mean (i) the Federal Food, Drug & Cosmetic Act (FDC Act) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, (ii) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the criminal health care fraud statute (18 U.S.C. § 1347), the regulations promulgated pursuant to such statutes, and any analogous Law of any state (iii) any federal, state, or local Law regulating the interactions with healthcare professionals and reporting thereof (Sunshine Acts); (iv) the Controlled Substances Act and the regulations promulgated thereunder, (v) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) (HIPAA), the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), the regulations promulgated under such laws, and any applicable state privacy and security laws, (vi) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (vii) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (viii) TRICARE (f/k/a CHAMPUS); (x) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (ix) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (x) Requirements of Law relating to the manufacturing, labeling or relabeling, packaging or repackaging, marketing, sale, or distribution of drugs or medical devices, including laws governing license requirements for any of the foregoing activities, and (xi) laws related to the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure or accreditation.

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1.39          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.40          “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), other than any lease obligations which would not have been capitalized under U.S. GAAP before the implementation of ASC 842, and (g) all guarantees by such Person to the extent drawn.

1.41          “Initial Shareholders” means the Parent’s shareholders immediately prior to the IPO, including the Sponsor and all of Parent’s officers and directors to the extent they hold shares.

1.42          “Initial Shareholders Forfeiture Agreement” means the Initial Shareholders Forfeiture Agreement among the Initial Shareholders, the Parent and the Company executed as of the date hereof (to be effective upon the Closing) in the form attached hereto as Exhibit C.

1.43          “Intellectual Property” means any trademark, service mark, trade name, domain names, trade dress, URLs, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing, invention, patent, patent application (including provisional applications), statutory invention registrations, invention disclosures, trade, secret, know-how, formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), copyright, copyright registration, application for copyright registration, software programs, data bases, and any other type of proprietary intellectual property right and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use by the Company in the Business, whether registered or unregistered, or domestic, foreign or international.

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1.44          “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights associated with source identifiers; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

1.45          “Inventory” is defined in the UCC.

1.46          “Investment Management Trust Agreement” means the investment management trust agreement, as amended, by and between the Parent and the Trustee.

1.47          “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 1, 2018.

1.48          “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.49          “Lead Product Candidate” means the investigational drug product identified by the Company Group as “CNM-Au8.”

1.50          “Leases” means the leases set forth on Schedule 1.50 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.51          “Legal Restraint” means any Law that has been adopted or promulgated, or which is in effect, or any temporary, preliminary or permanent Order issued by a court or other Authority of competent jurisdiction.

1.52          “Liabilities” means any and all liabilities, Indebtedness, obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.53          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.54          “Lock-up Agreement” means the agreements in the forms attached as Exhibit A or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof and entered into by and between the Specified Shareholders and the Purchaser.

1.55          “Milestone 3” has the meaning set forth in Section 4.3(a)(iii).

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1.56          “Milestone 3 Company Earn-out Shares” has the meaning set forth in Section 4.3(a)(iii).

1.57          “Order” means any decree, order, judgment, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

1.58          “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.59          “Parent Ordinary Share” means the ordinary share, par value $0.0001 per share, of Parent.

1.60          “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of one share of Parent Ordinary Share at the closing of a business combination.

1.61          “Parent Securities” means the Parent Ordinary Share, Parent Rights, Parent Units, Parent Warrants and Parent UPO, collectively.

1.62          “Parent Unit” means each outstanding unit consisting of one share of Parent Ordinary Share, one Parent Warrant and one Parent Right.

1.63          “Parent UPO” means the option issued to Chardan and/or its designees, to purchase up to an aggregate of 220,000 Parent Units at a price of $11.50 per Parent Unit.

1.64          “Parent Warrant” means a warrant to purchase one-half of one share of Parent Ordinary Share at a price of $11.50 per whole share of Parent Ordinary Share.

1.65          “Per Share Escrow Payment” means (i) the aggregate number of Escrow Shares and the aggregate Escrow Distributions released to each Shareholder pursuant to Section 11.3(d) (if any) divided by (ii) the Company Share Count.

1.66          “Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental Authority having jurisdiction over any Real Property which are not violated by the current use or occupancy of such Real Property except for any violations which would have a Company Material Adverse Effect; (v) non-exclusive licenses granted in the ordinary course of business; and (vi) other Liens arising or incurred in the ordinary course of business for amounts less than $50,000.

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1.67          “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.68          “Privacy Laws” means HIPAA, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679 (“GDPR”), the California Consumer Privacy Protection Act (“CCPA”), and any similar or analogous federal, state or foreign privacy laws, in each case, to the extent applicable to the Business.

1.69          “Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.70          “Purchaser Parties Key Personnel” means Jason Ma, the chief executive officer of the Parent.

1.71          “Purchaser Parties Material Adverse Effect” means a material adverse change or a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, business or operations of the Purchaser Parties (and their respective Subsidiaries), taken as a whole, provided, however, that “Purchaser Parties Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which the Purchaser Parties are aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Party; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of the clauses (i) through (ix) above).

1.72          “Purchaser Rights” means the rights of Purchaser, each such right convertible into one-tenth (1/10) of a share of Purchaser Common Stock.

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1.73          “Purchaser Securities” means the Purchaser Common Stock, Purchaser Rights, Purchaser Units, Purchaser Warrants and Purchaser UPO, collectively.

1.74          “Purchaser Unit” means a unit of the Purchaser comprised of one share of Purchaser Common Stock, one Purchaser Warrant and one Purchaser Right.

1.75          “Purchaser UPO” means the option to be issued to Chardan and/or its designees, to purchase up to an aggregate of 220,000 Parent Units at a price of $11.50 per Parent Unit.

1.76          “Purchaser Warrants” means the warrants to purchase one-half of one share of Purchaser Common Stock at a price of $11.50 per whole share.

1.77          “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto.

1.78          “Registration Rights Agreement” means the agreement in the form attached hereto as Exhibit B governing the resale of the Closing Payment Shares.

1.79          “Regulatory Authority” means the U.S. Food & Drug Administration (FDA), the European Medicines Agency (EMA), the Therapeutics Goods Administration (TGA), or an Institutional Review Board (IRB), and any other similar or analogous Authority responsible for the regulation of pharmaceutical products or clinical trials.

1.80          “Regulatory Permit” means any approved application, exemption, license, permit, or similar authorization issued by a Regulatory Authority necessary to conduct clinical trials, or the development, manufacturing, importation, sale, marketing or distribution of drug products.

1.81          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.82          “SEC” means the Securities and Exchange Commission.

1.83          “Securities” means any (i) shares of capital stock or other equity or voting securities issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire, or that obligate a Person to issue, any capital stock or other equity or voting interests, or any securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iv) obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or other equity or voting interests, and (v) other obligations to make any payments based on the price or value of any capital stock or other equity or voting interests.

1.84          “Securities Act” means the Securities Act of 1933, as amended.

1.85          “Shareholders” means the shareholders of the Company.

1.86          “Specified Shareholder” means the Shareholders set forth on Schedule 1.86.

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1.87          “Sponsor” means Norwich Investment Limited, the Parent’s IPO sponsor.

1.88          “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.89          “Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.90          “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.91          “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached Schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.92          “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.93          “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.94          “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.95          “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

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1.96          “$” means U.S. dollars, the legal currency of the United States.

Article II
REINCORPORATION MERGER

2.1              Reincorporation Merger. Immediately prior to the Acquisition Merger, at the Reincorporation Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the Delaware Law and applicable provisions of the laws of British Virgin Islands (“BVI Law”), respectively, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

2.2              Reincorporation Effective Time. The parties hereto shall cause the Reincorporation Merger to be consummated immediately prior to the Acquisition Merger by filing or registering the articles or certificate of merger in the form attached as Exhibit D (the “Plan of Merger”) (and other documents required by Delaware Law and BVI Law) with the Secretary of State of the State of Delaware and Registrar of Corporate Affairs in the British Virgin Islands (and other authorities required by Delaware Law and BVI Law), in accordance with the relevant provisions of Delaware Law and BVI Law (the time of such filings, with the Secretary of State of the State of Delaware or such later time as specified in the articles or Plan of Merger, being the “Reincorporation Effective Time”).

2.3              Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the plan or certificate of merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement and as a matter of BVI Law to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the Reincorporation Merger.

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2.4              Certificate of Incorporation and By-laws. At the Reincorporation Effective Time, the amended and restated memorandum and articles of association of the Parent as in effect immediately prior to the Reincorporation Effective Time shall cease and the certificate of incorporation and by-laws of the Reincorporation Surviving Corporation shall be the certificate of incorporation and by-laws in the forms to be determined by the Company after consultation with the Purchaser Parties.

2.5              Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and at the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of at least five (5) directors who shall be designated by the Company and a majority of whom shall qualify as independent directors under Nasdaq rules, and the officers of the Company immediately before the Closing shall be the officers of the Reincorporation Surviving Corporation at the Closing.

2.6              Effect on Issued Securities of Parent.

(a)               Conversion of Parent Ordinary Share.

(i)                 At the Reincorporation Effective Time, every issued and outstanding share of Parent Ordinary Share (other than those described in Section 2.6(g) or Section 2.11 below) shall be converted automatically into one share of Purchaser Common Stock. At the Reincorporation Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 2.7.

(ii)              Each certificate formerly representing Parent Ordinary Shares (other than those described in Section 2.6(g) or Section 2.11 below) shall thereafter represent only the right to receive the same number of shares of Purchaser Common Stock. Each certificate formerly representing Parent Ordinary Shares (“Parent Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to BVI Law (“Parent Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Parent Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to BVI Law with respect to any Parent Dissenting Shares.

(b)               Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall separate into each’s individual components of one Parent Ordinary Share, one Parent Warrant and one Parent Right. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law..

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(c)               Parent Rights. At the Reincorporation Effective Time, the holders of Parent Rights issued and outstanding immediately prior to the Reincorporation Effective Time will receive one-tenth (1/10) of one share of Purchaser Common Stock in exchange for the cancellation of each Parent Right; provided that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

(d)               Parent UPO. At the Reincorporation Effective Time, every issued and outstanding Parent UPO shall be converted automatically into one Purchaser UPO. At the Reincorporation Effective Time, all Parent UPOs shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Reincorporation Effective Time. At or prior to the Reincorporation Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of Purchaser Units for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Rights included in such Purchaser UPOs.

(e)               Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall be converted automatically into one Purchaser Warrant. At the Reincorporation Effective Time, all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(f)                Cancellation of Parent Ordinary Share Owned by Parent. At the Reincorporation Effective Time, if there are any shares of Parent Ordinary Share that are owned by the Parent as treasury shares or any shares of Parent Ordinary Share owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Reincorporation Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)               Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

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(h)               No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7              Surrender of Securities. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8              Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9              Section 368 Reorganization. For U.S. Federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parent and the Purchaser hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. The Parent and Purchaser agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The parties to this agreement hereby agree to file all Tax Returns on a basis consistent with such characterization.

2.10          Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11          Dissenter’s Rights. No person who has validly exercised their appraisal rights pursuant to the BVI Law shall be entitled to receive the equivalent number of shares of Purchaser Common Stock with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder unless and until such Parent Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the BVI Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the BVI Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Parent Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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2.12          Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of BVI Law.

Article III
ACQUISITION MERGER

3.1              Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), immediately following the Reincorporation Merger, and in accordance with the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Acquisition Merger (the “Surviving Corporation”).

3.2              Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place immediately following the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a certificate of merger (the “Certificate of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Certificate of Merger (and other documents required by Delaware Law) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filings, or such later time as specified in the Certificate of Merger, being the “Effective Time”).

3.3              Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.4              Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Merger Sub as in effect immediately prior to the Effective Time, shall cease and the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of the Company, except that such certificate of incorporation and by-laws shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto.

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3.5              Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation’s board of directors and officers shall consist of such Persons as designated by the Company.

3.6              Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7              Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights Provisions”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 4.1(a) but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the Appraisal Rights Provisions. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the Appraisal Rights Provisions. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights Provisions or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Rights Provisions, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Rights Provisions shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.1(a). The Company shall serve prompt notice to Purchaser of any demands for appraisal of any Company Stock, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.

3.8              Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax Returns on a basis consistent with such characterization.

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Article IV
CONSIDERATION

4.1              Conversion of Capital.

(a)               Conversion of Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Appraisal Shares) shall be canceled and automatically converted into the right to receive, without interest, (i) a number of the Closing Payment Shares that is equal to the Exchange Ratio (“Closing Per Share Consideration”), (ii) Company Earn-out Shares, if any, and (iii) the Per Share Escrow Payment, if any (such shares of Purchaser Common Stock referred to in clauses (i) through (iii) collectively, the “Merger Consideration”). For avoidance of any doubt, after the Effective Time, each Shareholder of the Company will cease to have any rights with respect to the shares of Company Stock, except the right to receive the Merger Consideration. For the avoidance of doubt, each Shareholder’s right to receive the Company Earn-Out Shares and Per Share Escrow Payment is not transferable (other than by operation of Laws or with the prior written consent of the Reincorporation Surviving Corporation).

(b)               Conversion of Company Option. At the Effective Time, by virtue of the Acquisition Merger, each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option to purchase a share of Purchaser Common Stock (each an “Assumed Option”). Except as otherwise provided in this Section 4.1(b), each Assumed Option will be subject to the terms and conditions set forth in the Company Plan and the applicable Company Option award agreement, as in effect immediately prior to the Effective Time (except any references therein to the Company or the Company Common Stock will instead mean the Purchaser and the Purchaser Common Stock, respectively). As of the Effective Time, each Assumed Option shall be an option to acquire that number of whole shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per one share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per one share of Company Common Stock of such Company Option by (b) the Exchange Ratio; provided that the exercise price and the number of shares of Purchaser Common Stock subject to the Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. In addition, each holder of a Company Option as of immediately prior to the Effective Time will have the right to receive, with respect to each share of Company Common Stock issuable pursuant to the Company Option as of immediately prior to the Effective Time, an award pursuant to the Purchaser Equity Incentive Plan with respect to (A) a number of shares of Purchaser Common Stock equal to the Milestone 1 Company Earn-out Shares if Milestone 1 is achieved, (B) an additional number of shares of Purchaser Common Stock equal to the Milestone 2 Company Earn-out Shares if Milestone 2 is achieved, (C) an additional number of shares of Purchaser Common Stock equal to the Milestone 3 Company Earn-out Shares if Milestone 3 is achieved and (D) an additional number of shares of Purchaser Common Stock equal to the Per Share Escrow Payment (if any) (such additional shares in clauses (A) through (D) collectively, the “Option True-up Shares”); provided that if the holder’s employment or service with the Surviving Corporation or its Affiliate terminates prior to the later of (1) the vesting date of the applicable portion of the Company Option to which the applicable Option True-up Shares relate and (2) the date that the applicable Option True-up Shares are issued, the right of such holder to receive the applicable Option True-up Shares will be forfeited. The Purchaser shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Assumed Option.

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(c)               Share Capital of Merger Sub. Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and such share of common stock of the Surviving Corporation into which the share of common stock of the Merger Sub are so converted shall be the only share of common stock of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(d)               Treatment of Certain Company Stock. At the Effective Time, all shares of Company Stock that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e)               No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)                Surrender of Certificates. All securities issued upon the surrender of shares of Company Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such shares of Company Stock shall also apply to the Closing Payment Shares so issued in exchange.

(g)               Lost, Stolen or Destroyed Certificates. In the event any certificates for any shares of Company Stock shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h)               Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Purchaser Common Stock shall occur (other than the issuance of additional shares of capital stock of Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Payment Shares, Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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4.2              Payment of Merger Consideration and Exchange of Certificates.

(a)               Prior to the Effective Time, Purchaser shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Stock and book-entry securities representing the Parent Securities. Purchaser will make available to the Exchange Agent, as needed, (i) the Merger Consideration to be delivered in respect of the shares of Company Stock and (ii) the Purchaser Securities to be delivered in respect of the Parent Securities. Promptly after the Effective Time, Purchaser will send, or will cause the Exchange Agent to (A) send to each holder of record of shares of Company Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Exchange Agent) in such form as the Company and Purchaser may reasonably agree, for use in effecting delivery of shares of Company Stock to the Exchange Agent; and (B) follow such Exchange Agent’s customary procedures with respect to securities represented by book entry to effect the exchange of Parent Securities.

(b)               Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Purchaser Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is required by applicable Law) representing, in the aggregate, the whole number of shares of Purchaser Common Stock, if any, that such holder has the right to receive pursuant to Section 4.1. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)               Each holder of Parent Securities that have been converted into a right to receive Purchaser Securities, upon surrender to the Exchange Agent of a book-entry security following the Exchange Agent’s customary procedures, will be entitled to receive the whole number of Purchaser Securities that such holder has the right to receive in accordance with Section 2.6 (which shall be in non-certificated book-entry form unless a physical certificate required by applicable Law). Until so surrendered, each such Parent Security shall, after the Effective Time, represent for all purposes only the right to receive the applicable Purchaser Security.

(d)               If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered certificate is registered, it shall be a condition to the registration thereof that the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish, to the satisfaction of the Exchange Agent, that such Tax has been paid or is not payable. Delivery of the Purchaser Securities with respect to book-entry or non-certificated securities shall only be made to the Person in whose name such book-entry or non-certificated securities are registered.

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(e)               After the Effective Time, there shall be no further registration of transfers of shares of Company Stock or Parent Securities. If, after the Effective Time, certificates or book-entry securities are presented to the Exchange Agent, the Company or the Purchaser, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(f)                Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 4.2(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Purchaser, or transferred as otherwise directed by Purchaser, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 4.2 prior to that time shall thereafter look only to Purchaser for delivery of the Merger Consideration. Notwithstanding the foregoing, Purchaser shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, Authority or entity) shall, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(g)               Fractional Shares. No certificates, scrip or other evidence representing fractional shares of Purchaser Common Stock will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

4.3              Company Earn-out Payment.

(a)               In addition to the Closing Per Share Consideration, with respect to each share of Company Stock held by each Shareholder as of immediately prior to the Effective Time, such Shareholder shall be entitled to receive additional shares of Purchaser Common Stock as follows (the “Company Earn-out Shares”):

(i)                 3,333,333 shares of Purchaser Common Stock divided by the Company Share Count (“Milestone 1 Company Earn-out Shares”) if (A) the VWAP of the shares of Purchaser Common Stock equals or exceeds $15.00 (or any foreign currency equivalent) (the “Milestone 1 Price”) in any twenty trading days within a thirty trading day period within the three years following the Closing Date on any securities exchange or securities market on which the shares of Purchaser Common Stock are then traded or (B) the Change of Control Price equals or exceeds the Milestone 1 Price if a Change of Control Transaction occurs within the three years following the Closing Date (the requirement set forth in clause (A) or (B), “Milestone 1”);

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(ii)              An additional 2,500,000 shares of Purchaser Common Stock divided by the Company Share Count (“Milestone 2 Company Earn-out Shares”) if (A) the VWAP of the shares of Purchaser Common Stock equals or exceeds $20.00 (or any foreign currency equivalent) (the “Milestone 2 Price”) in any twenty trading days within a thirty trading day period within the five years following the Closing Date on any securities exchange or securities market on which shares of Purchaser Common Stock are then traded or (B) the Change of Control Price equals or exceeds the Milestone 2 Price if a Change of Control Transaction occurs within the five years following the Closing Date (the requirement set forth in clause (A) or (B), “Milestone 2”); and

(iii)            An additional 2,500,000 shares of Purchaser Common Stock divided by the Company Share Count (the “Milestone 3 Company Earn-out Shares”) if the Company completes a randomized placebo-controlled study for treatment of COVID-19 which results in a statistically significant finding of clinical efficacy within twelve (12) months of the Closing Date (“Milestone 3”).

(b)               If Milestone 1 is not achieved but Milestone 2 is achieved, the Shareholders shall receive the Milestone 1 Company Earn-out Shares as well as the Milestone 2 Company Earn-out Shares upon satisfaction of the requirements of Milestone 2.

(c)               The Company Earn-out Shares shall be issued by the Purchaser within twenty (20) Business Days after the satisfaction of the requirements as set forth in this Section 4.3.

(d)               All shares and per share amounts in this Section 4.3 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

4.4              Initial Shareholders’ Earn-out.

(a)               The Initial Shareholders shall be entitled to receive additional shares of Purchaser Common Stock as follows (the “Initial Shareholders Earn-out Shares”):

(i)                 375,000 shares of Purchaser Common Stock (“Milestone 1 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 1.

(ii)              375,000 shares of Purchaser Common Stock (“Milestone 2 Initial Shareholders Earn-out Shares”) upon satisfaction of the requirements of Milestone 2.

(b)               If Milestone 1 is not achieved but Milestone 2 is achieved, the Initial Shareholders shall receive the Milestone 1 Initial Shareholders Earn-out Shares as well as the Milestone 2 Initial Shareholders Earn-out Shares upon satisfaction of the requirements of Milestone 2. For the avoidance of doubt, the Initial Shareholders’ right to receive the Initial Shareholders Earn-Out Shares is not transferable (other than by operation of Laws or with the prior written consent of the Reincorporation Surviving Corporation).

(c)               The Initial Shareholders Earn-out Shares shall be issued in accordance with Schedule 4.4 by the Purchaser within twenty (20) Business Days after the satisfaction of the requirements as set forth in this Section 4.4.

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(d)               All shares and per share amounts in this Section 4.4 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent, the Purchaser and the Merger Sub (collectively, the “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Company to the Purchaser Parties (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article V; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1              Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2              Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of holders of shares representing a majority of the voting power of all then outstanding shares of (a) Company Common Stock and Company Preferred Stock voting as a single class, (b) Company Preferred Stock voting as a separate class, (c) Company Series B Preferred Stock voting as a separate class, (d) Company Series C Preferred Stock voting as a separate class, (e) Company Series D Preferred Stock voting as a separate class, and (f) the “Lead Investor” as defined in the Company’s Series D Preferred Stock Purchase Agreement, in each case in accordance with the certificate of incorporation and by-laws of the Company (clauses (a) through (f) being collectively referred to herein as the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms subject to Creditors’ Rights.

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5.3              Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Company’s ability to consummate the transactions contemplated hereunder (a “Company Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Company Governmental Approval”).

5.4              Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) assuming the Requisite Company Vote is obtained, contravene or conflict with the Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the shares of Company Stock, or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the shares of Company Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect.

5.5              Capital Structure.

(a)               Capital Stock. As of the date of this Agreement, the Company has authorized capital stock consisting of 462,000,000 shares of common stock, par value $0.0001 per share of which 124,961,500 shares are issued and outstanding, and 281,778,102 shares of preferred stock, par value $0.0001 per share of which 265,568,662 shares are issued and outstanding. Of the Company Preferred Stock, as of the date of this Agreement, (A) 127,228,983 shares are designated as Series A Preferred Shares, 115,649,483 of which are issued and outstanding, (B) 30,007,852 shares are designated as Series B Preferred Shares, all of which are issued and outstanding, (C) 52,291,267 shares are designated as Series C Preferred Shares, all of which are issued and outstanding, and (D) 72,250,000 shares are designated as Series D Preferred Shares, of which 67,620,060 shares are issued and outstanding. As of the date of this Agreement, (i) no share of Company Stock is held in its treasury, (ii) all of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding shares of Company Stock are owned legally and of record by the Persons set forth on Schedule 5.5(a). The only shares of Company Stock that will be issued and outstanding immediately after the Closing will be the shares of Company Stock owned by the Purchaser. As of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

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(b)               Company Option. As of the date of this Agreement, an aggregate of 50,479,931 shares of Company Common Stock were reserved for issuance pursuant to the Company Plan. Schedule 5.5(b) sets forth as of the date of this Agreement a list of each outstanding Company Option granted under the Company Plan and: (a) the name of the holder of such Company Option if such holder is deemed as Company Key Personnel as set forth on Schedule 8.3 or as outside counsels or advisors of the Company; (b) the title(s) of the holders if such holder(s) is deemed as Company Key Personnel; (c) the number of shares of Company Common Stock subject to such outstanding Company Option; (d) the exercise price of such Company Option; (e) the applicable vesting schedule of such Company Option; and (f) the date on which such Company Option expires. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c)               Other than the Company Option and except as set forth on Schedule 5.5(c), there are no: (a) outstanding Company Stock Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the shares of Company Stock, including any voting trust, other voting agreement or proxy with respect thereto.

5.6              Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.7              Corporate Records. All proceedings of the board of directors occurring since July 1, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The (a) current register of members or the equivalent documents and (b) minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group have been made available to the Purchaser Parties, and are true, correct and complete in all material respects.

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5.8              Assumed Names. Since July 1, 2018, none of the Company Group has used any other name to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9              Subsidiaries. Schedule 5.9 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.9, as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders by Contract; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any loan or capital contribution to, any other Person.

5.10          Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the shares of Company Stock, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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5.11          Financial Statements.

(a)               Schedule 5.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, and December 31, 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates and (ii) the unaudited consolidated financial statements of the Company as of and for the six (6) month period ended June 30, 2020 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the six (6) month periods ended on such date, and the unaudited consolidated cash flow statements for the six (6) month periods ended on such date (collectively, the “Financial Statements”).

(b)               The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied in all material respects; (iii) contain and reflect substantially all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all material Liabilities and for all material Taxes applicable to the Company with respect to the periods then ended.

(c)               Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d)               The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.11 of the Company Balance Sheet, the Company does not have any material Indebtedness.

5.12          Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(a)               The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that:

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(i)                 transactions are executed only in accordance with the respective management’s authorization; and

(ii)              transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets.

(b)               All accounts, books and ledgers of the Company Group that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

5.13          Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course consistent with past practices in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date to the date of this Agreement, there has not been:

(a)               any Company Material Adverse Effect;

(b)               any transaction, Contract or commitment made by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)               (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group (other than pursuant to the Company Plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to the Company Plan);

(d)               (i) any creation or other incurrence of any Lien other than Permitted Liens on the shares of Company Stock or any of the Company Group’s material assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case, other than in the ordinary course of business consistent with past practice of the Company Group;

(e)               any material Tangible Personal Property damage, destruction or casualty loss not covered by insurance affecting the business or assets of the Company Group;

(f)                any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

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(g)               any sale, transfer, lease to others or other disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)               (i) any material amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or in connection with the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i)                 other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $5,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $15,000,000 in the aggregate by the Company Group;

(j)                 any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k)               any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $5,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l)                 except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m)             any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or in connection with the transactions contemplated hereunder;

(n)               any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o)               any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

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(p)               any undertaking of any legally binding obligation to do any of the foregoing.

5.14          Properties; Title to the Company Group’s Assets.

(a)               The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. All of the Tangible Personal Property is in the control of the Company or its employees.

(b)               Except with respect to Intellectual Property Rights (which shall be addressed exclusively by Section 5.19), (i) the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, no such asset is subject to any Liens other than Permitted Liens, and (iii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15          Litigation. As of the date of this Agreement, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company, threatened against, the Company Group or any of its officers or directors, the Business, or any shares of Company Stock or Company Option, or any of the Company Group’s assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Company Material Impairment Effect. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.16          Contracts.

(a)               Schedule 5.16(a) lists all material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)                each Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $5,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)              each sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contract and agreement requiring the payment of any commissions by the Company Group in excess of $3,000,000 annually;

(iii)            each employment Contract, employee leasing Contract, and consultant and sales representative Contract with any current or former officer, director, employee or individual consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv)             each Contract creating a material joint venture, strategic alliance, limited liability company and partnership agreement to which the Company Group is a party;

(v)               each Contract (A) requiring annual payments of $400,000 or more relating to services provided to the Company in connection with clinical trials of Company drug products or (B) annual payments of $500,000 or more relating to services provided to the Company in connection with (x) supply or manufacturing of components, ingredients, or finished dosage forms of company drug products, and (y) clinical, regulatory, marketing, consulting, or legal advice provided in connection with the development and marketing of company drug products;

(vi)             each Contract relating to any material acquisitions or dispositions of assets by the Company Group in excess of $3,000,000;

(vii)            each Contract for a material licensing agreement for Intellectual Property Rights (including the nature of the use of said Intellectual Property Right), other than (i) “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(viii)           each Contract relating to material secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group (except for such Contracts entered into in the ordinary course of business) or substantially limit the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

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(ix)              each Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(x)               each Contract to which any 10% Shareholder is a party;

(xi)              each Contract relating to tangible property or tangible assets (whether real or personal) in which the Company Group holds a leasehold interest (including the Leases) and which involves payments to the lessor thereunder in excess of $3,000,000 per month;

(xii)            each Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $5,000,000;

(xiii)            each Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv)            each Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv)             each Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or individual consultant of a member of Company Group will be materially increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)               Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(b), as of the date of this Agreement, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, subject to Creditors’ Rights, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct copies of each written Material Contract as of the date of this Agreement.

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(c)               Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)               Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17          Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.17, the Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18          Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group is not in violation of, has within the last twenty-four (24) months from the date of this Agreement not violated, and to the knowledge of the Company, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last twenty-four (24) months from the date of this Agreement the Company Group has not received any subpoenas by any Authority.

5.19          Intellectual Property.

(a)               Schedule 5.19 sets forth a true, correct and complete list of all material registered, patented or applied for Intellectual Property that the Company Group (A) has an ownership interest of any nature (whether exclusively or jointly with another Person) or (B) has an interest of any nature that has been incorporated into any commercial (or proposed commercial) product and has been licensed by any of the Company Group on an exclusive basis, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the applicable registration or serial number of such Intellectual Property Right; and (v) any other Person that has a material ownership interest in such Intellectual Property Rights and the nature of such ownership interest.

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(b)               Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group exclusively owns all right, title and interest to and in the Intellectual Property (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to any member of the Company Group) free and clear of any encumbrances, except for Permitted Liens. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.19:

(i)               all documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the material Intellectual Property have been validly executed and filed with the appropriate governmental Authority;

(ii)               to the knowledge of the Company, no funding, facilities or personnel of any governmental Authority or any university, college, research institute or other educational institution have been or are being used by the Company Group to develop or create, in whole or in part, any Intellectual Property owned by the Company Group; and

(iii)              except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, the Company Group owns or otherwise has, and immediately after the Closing Date the Reincorporation Surviving Corporation or its Subsidiaries will have, all Intellectual Property Rights needed to conduct the Business of the Company Group as conducted as of the date of this Agreement.

(c)               (i) Within the past two (2) years the Company Group has not been sued or charged in writing with, or been a defendant, in any Action or has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party by the Company Group, (ii) to the knowledge of the Company, there is no other claim currently pending against the Company Group of infringement of any Intellectual Property Rights of a third party by the Company Group, and (iii) to the knowledge of the Company, there is currently no continuing infringement or misappropriation by any other Person of any Intellectual Property Rights owned by the Company Group.

(d)               To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe the Intellectual Property Rights of any third party.

(e)               To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Intellectual Property.

(f)                Except as disclosed on Schedule 5.19(d), to the knowledge of the Company, all employees, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group either: (i) is a party to a “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all property rights therein; or (ii) has executed an assignment in favor of the Company Group all right, title and interest in such copyrights, patents or trade secrets.

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(g)               None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h)               The Company Group has taken reasonable measures to safeguard and maintain the confidentiality of all trade secrets and other Intellectual Property Rights owned by the Company Group that are confidential and used in the operation of the Business.

(i)                 Except as set forth in Section 5.16(a)(vi) and this Section 5.19, neither the Company nor any Shareholder makes any representations or warranties relating to any intellectual property rights.

5.20          Suppliers.

(a)               Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest suppliers as measured by the dollar amount of purchases thereby, for the twelve (12) month period ended July 31, 2020, showing the approximate total purchases by the Company Group from each such supplier, during such period.

(b)               Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company, no supplier listed on Schedule 5.20(a) has, within the last twenty-four (24) months from the date of this Agreement, (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21          Accounts Receivable and Payable; Loans.

(a)               To the knowledge of the Company, all accounts receivables (if any) and notes of the Company Group reflected on the Financial Statements represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the knowledge of the Company, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or in connection with the transactions contemplated hereby.

(b)               To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Company Material Adverse Effect. To the knowledge of the Company, receivables or notes are collectible in the ordinary course of business.

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(c)               The information set forth on Schedule 5.21(c) separately identifies any accounts receivable (if any) or note, in each case of value greater than $50,000, of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.21(c), the Company Group is not liable to any of its Affiliates and no Affiliates are liable to the Company Group for any Indebtedness.

5.22          Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23          Employees.

(a)               Schedule 5.23(a) sets forth a true, correct and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Company Key Personnel”) as of the date hereof, setting forth the name and title for each such person.

(b)               Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c)               There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24          Employment Matters.

(a)               Schedule 5.24(a) sets forth a true and complete list of (i) any applicable form of employment agreement or commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning any material terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b)               Except as disclosed on Schedule 5.24(b)

(i)                 to the knowledge of the Company, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer pursuant to any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer in any material respect; and

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(ii)              the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and, to the knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25          Withholding. All obligations of the Company Group (other than with respect to Taxes) applicable to its employees, whether arising by operation of Law or by contract, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business and other than with respect to Taxes), whether arising by operation of Law or by contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.26          Real Property.

(a)               The Company Group does not own any Real Property which is used in the Business.

(b)               With respect to each Lease: (i) each Lease is valid, binding and in full force and effect, subject to Creditors’ Rights; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee is in peaceable possession thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor thereof; (v) there exist no default or event of default thereunder by the Company; and (vi) the Company is not in breach and has not received notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Group holds the leasehold estate on each of the Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $200,000 to repair or otherwise remediate for any single Real Property.

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5.27          Tax Matters.

(a)               Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company, threatened, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including amounts required to be withheld for Taxes of any employee, creditor, stockholder or third party and income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (viii) except as set forth on Schedule 5.27(a), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (ix) the Company Group is not a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (x) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return with respect to which the Company is or was the common parent.

(b)               The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.

5.28          Regulatory Matters.

(a)               The Lead Product Candidate of the Company Group has been developed, tested, manufactured, stored, distributed, dispensed and administered, as applicable, in compliance in all material respects with applicable law including Healthcare Laws, Privacy Laws, including without limitation, those requirements of any Regulatory Authority governing current good manufacturing practices, good laboratory practices, good clinical practices, the conduct of clinical trials, and the protection of human subjects enrolled in clinical trials as required of clinical trial sponsors.

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(b)               Complete and accurate copies of all Regulatory Permits, and all material correspondence with the FDA or other applicable Regulatory Authorities with respect to the Regulatory Permits, have been made available to the Purchaser. The Company Group have never imported for sale, exported for sale, marketed for sale, sold, offered for sale, distributed for sale, processed for sale or packaged for sale any product, except for those products that are sold as a supplement and not as a drug.

(c)               To the knowledge of the Company, the clinical trials conducted or otherwise sponsored by the Company Group with respect to the Lead Product Candidate of the Company and its Subsidiaries were conducted and are being conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents, the terms and conditions of all applicable Regulatory Permits, requirements imposed by applicable Institutional Review Boards (IRB), and applicable requirements of Law. The Company Group owns or has the right to use all data collected in the course of such clinical trials, including the right to use such data in submissions to the FDA, the EMA or other Governmental Entities. The Company has the right to transfer (including transfer of the right to use) all data collected in the course of such clinical trials to the Purchaser.

(d)               The Company Group has made available to Purchaser complete, true and correct copies of all substantive correspondence (including letters, memoranda, emails and formal summaries of meetings, phone calls, conversations and teleconferences whether written or electronic) (“Correspondence”) to or from any Regulatory Authority and the Company Group or its Subsidiaries or any Person acting for or on behalf of the Company Group or its Subsidiaries including relating to clinical trials or proposed clinical trials of the Lead Product Candidate, data from such trials, preclinical testing of the Lead Product Candidate, testing required or recommended for approval of the Lead Product Candidate, the manufacture of the Lead Product Candidate, inspection of facilities, audit reports or the pricing of or reimbursement for the Lead Product Candidate (whether for commercial sale or compassionate or similar use).

(e)               Except as disclosed on Schedule 5.28, and made available to the Purchaser, as of the date of this Agreement, neither the Company Group, its Subsidiaries, nor, to the Knowledge of the Company Group, any Person acting for or on behalf of the Company Group or its Subsidiaries has had any substantive communication, whether orally, electronically, telephonically, in writing or otherwise, with a Regulatory Authority relating to the Lead Product Candidate potentially being available in any compassionate use.

(f)                Except as made available to the Purchaser, as of the date of this Agreement, to the knowledge of the Company, no Regulatory Authority or IRB currently places a clinical hold (whether full or partial), or has taken any other material action currently in effect to delay, suspend, terminate, or modify any clinical trial conducted or otherwise sponsored by the Company Group of the Lead Product Candidate.

(g)               To the knowledge of the Company, the Company Group are not subject to any investigation that is pending and of which the Company Group has been notified in writing or, to the Company Group’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General, (iii) the Department of Justice, or (iv) any other Governmental Entity pursuant to the Anti-Kickback Statute, the Federal False Claims Act (31 U.S.C. §3729) or other similar state or foreign law.

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(h)               The Company and its Subsidiaries have complied and are in compliance in all material respects, with all applicable Healthcare Laws and Privacy Laws. To the knowledge of the Company, neither the Company Group, its Subsidiaries, nor any of their Affiliates, officers, directors, employees, agents, or contractors has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Entity; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority or Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or Regulatory Authority, or in any records and documentation prepared or maintained to comply with the applicable laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority or Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, (iv) received written notice of or been subject to any other material enforcement action involving the FDA or any other similar Governmental Entity, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to Company Group’s Knowledge, threatened in writing.

5.29          Environmental Laws.

(a)               Except as set forth on Schedule 5.29(a), the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)               The Company Group has delivered to the Purchaser Parties all material records in its possession concerning material Liabilities arising from the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or reasonable control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies any material violations of Environmental Law or the presence of Hazardous Materials in quantities or concentrations that may require corrective or remedial obligation of the Company Group under any Environmental Laws on any property currently owned, leased or used by the Company Group. Except as set forth on Schedule 5.29(b) and to the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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5.30          Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Subsidiaries (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31          Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in each case, in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements or with any service providers or clinical partners used in clinical trials.

5.32          Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company as of the date of this Agreement.

5.33          Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has, since July 1, 2017, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or, to the knowledge of the Company, indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.34          Money Laundering Laws. The operations of the Company Group are and, since July 1, 2017, have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

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5.35          Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.36          Tax Treatment.

(a)               No member of the Company Group has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Acquisition Merger from qualifying for the Intended Tax Treatment.

(b)               No member of the Company Group is aware of any reason that it could not provide, to Kirkland & Ellis LLP or another law firm, representations and warranties of the sort customarily provided by a target company as the basis for a legal opinion that the Acquisition Merger qualifies as a reorganization under Section 368(a) of the Code.

(c)               The Company is making the representations and warranties in this Section 5.36 after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

5.37          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NONE OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON MAKES, AND THE PURCHASER PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY PURCHASER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PURCHASER PARTIES, ANY AFFILIATE OF THE PURCHASER PARTIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents (excluding any disclosures in any “risk factors” Section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Purchaser Parties to the Company (the “Purchaser Parties Disclosure Schedules” and together with the Company Disclosure Schedules, the “Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Purchaser Parties that are contained in the corresponding Section of this Article VI; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections.

6.1              Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Purchaser Parties has made available to the Company Group accurate and complete copies of its Organizational Documents, each as currently in effect. No Purchaser Party is in violation of any provision of its Organizational Documents.

6.2              Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(e)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which such Purchaser Party is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

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6.3              Governmental Authorization. Neither the execution, delivery nor performance by any Purchaser Party of this Agreement or any Additional Agreements to which it is party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Purchaser Parties’ ability to consummate the transactions contemplated hereunder (a “Purchaser Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Purchaser Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

6.4              Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) violate, contravene or conflict with the Organizational Documents of any Purchaser Party, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any of the Purchaser Parties is bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Purchaser Party, except, in each case of clauses (ii) through (iv), for any contravention or conflicts that would not reasonably be expected to have a Purchaser Parties Material Adverse Effect or a Purchaser Impairment Effect.

6.5              Finders’ Fees. Except for the Deferred Underwriting Amount and the Advisory Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or their Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from any Purchaser Party, the Shareholders, any member of the Company Group, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6              Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights.

6.7              Capitalization.

(a)               The authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares, par value $0.0001 per share, and 2,000,000 preferred shares, par value $0.0001 per share, of which 3,710,386 Parent Ordinary Shares are issued and outstanding as of the date hereof. 242,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPOs, and another 1,536,231 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other Securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Share are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Share or any other Securities of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b)               At the date of this Agreement, the authorized capital stock of Purchaser consists of 10,000,000 shares of Purchaser Common Stock, par value $0.0001 per share, of which one (1) share of Purchaser Common Stock is issued and outstanding as of the date hereof. No other shares of capital stock or other Securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any other Securities of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)               The authorized capital stock of Merger Sub consists of 5,000,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”) of which one (1) share of Merger Sub Common Stock is issued and outstanding as of the date hereof. No other shares or other Securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding share(s) of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any share(s) of Merger Sub Common Stock or any other Securities of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8              Trust Fund. As of June 30, 2020, the Parent has at least $25,276,004 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley in the United States, maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. Except as disclosed in Parent SEC Documents, the Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the knowledge of the Purchaser Parties, that would entitle any Person (other than (i) in respect of the deferred underwriting commissions or Taxes set forth on Schedule 6.8, (ii) the holders of Parent Securities prior to the Effective Time who shall have elected to redeem their Parent Ordinary Shares pursuant to the Parent’s Organizational Documents or (iii) if Parent fails to complete a “Business Combination” as such term is defined in Parent’s Organizational Documents within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Parent in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution, and then Parent’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Parent Ordinary Shares pursuant to the Parent’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Purchaser Parties, threatened, with respect to the Trust Account.

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6.9              Listing. As of the date hereof, the Parent Units, Parent Ordinary Share, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “TOTAU,” “TOTA,” “TOTAW,” and “TOTAR.”

6.10          Board Approval. Each of the board of directors of Parent (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are fair and in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.11          Parent SEC Documents and Financial Statements; Internal Controls.

(a)               Parent has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Parent’s Form S-1, and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)               The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; (iv) were audited in accordance with the standards of the Public Company Accounting Oversight Board; and (v) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

(c)               Since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to the principal executive officer and principal financial officer by others within Parent. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

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(d)               Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)               Since the IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth on Schedule 6.11, as of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser Parties, threatened against Parent by Nasdaq or the SEC, respectively, with respect to any intention to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(f)                Since its incorporation and to the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(g)               Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Parent or any of its Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.12          Litigation. There is no Action (or any basis therefore) pending against or, to the knowledge of the Purchaser Parties, threatened against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.13          Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Organizational Documents, there is no Contract binding upon the Parent or to which the Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

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6.14          Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.15          Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16          OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, Affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), the Crimea region of Ukraine, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country or territory sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17          Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18          Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Parties Material Adverse Effect, (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including amounts required to be withheld for Taxes of any employee, creditor, stockholder or third party and income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (viii) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (ix) no Purchaser Party is a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (x) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

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6.19          Tax Treatment(a). None of the Purchaser Parties has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Acquisition Merger from qualifying for the Intended Tax Treatment.

6.20          Transactions with Affiliates. Except as set forth on Schedule 6.20 or disclosed in Parent SEC Documents, there are no Contracts between (a) any Purchaser Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Purchaser Party, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, any Purchaser Party that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters), (ii) Contracts with respect to a Parent Related Party’s status as a holder of Securities of any Purchaser Party and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.2 or entered into in accordance with Section 7.2.

6.21          Independent Investigation. Each of the Purchaser Parties has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the Purchaser Parties acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (subject to the related portions of the Disclosure Schedules) and in any certificate delivered to the Purchaser Parties pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement.

6.22          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article V OR THE ADDITIONAL AGREEMENTS, NONE OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP THAT HAVE BEEN MADE AVAILABLE TO ANY PURCHASER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY COMPANY GROUP ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

The Company Group covenants and agrees that:

7.1              Conduct of the Business of the Company.

(a)               From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course, consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), and shall use their commercially reasonable efforts to preserve substantially intact their respective business relationships with key employees, key suppliers and other Persons with whom they have material business dealings (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence). Notwithstanding anything to the contrary provided in this Agreement, none of the Company and its Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

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(b)               From the date hereof until and including the Closing Date, without the Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)                 materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii)              amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $5,000,000;

(iii)            modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv)             make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

(v)               sell, lease, license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, or (iii) not exceeding $7,500,000;

(vi)             accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)          pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, payments of salary, benefits, leases, commissions and similar payments in the ordinary course of business);

(viii)        authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group other than in the ordinary course of business consistent with past practice;

(ix)             obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company Group’s existing lines of credit;

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(x)               incur any Lien on the Company Group’s assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi)             merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii)          permit any material insurance policy protecting any of the Company Group’s assets with an aggregate coverage amount in excess of $5,000,000 to lapse unless a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)        make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv)         change the principal place of business or jurisdiction of organization other than pursuant to the Reincorporation Merger;

(xv)           extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvi)         issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock other than pursuant to the Company Plan;

(xvii)      make or change any material Tax election or change any annual Tax accounting periods; or

(xviii)    undertake any legally binding obligation to do any of the foregoing.

7.2              Conduct of the Business of the Purchaser Parties.

(a)               From the date hereof through the Closing Date, the Parent and the Purchaser after the Reincorporation Effective Time shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, none of the Purchaser Parties and their respective Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

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(b)               Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall cause its Subsidiaries not to:

(i)                 amend, waive or otherwise change or fail to comply with the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties or the Purchaser Parties’ ability to consummate the transactions contemplated by this Agreement;

(ii)              amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(iii)            make any capital expenditures;

(iv)             pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder;

(v)               waive, release, assign, settle or discharge any claim or Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or its Subsidiary) not in excess of $250,000 (individually or in the aggregate);

(vi)             establish any Subsidiary or enter into any new line of business;

(vii)          obtain or incur any Indebtedness or Liability in excess of $200,000, other than any Trust Account extension fee incurred in accordance with the Investment Management Trust Agreement, legal or accounting advisor fees incurred in connection with the transactions contemplated by this Agreement;

(viii)        issue or repurchase any Securities;

(ix)             make or change any material Tax election or change any annual Tax accounting periods;

(x)               take any action that would reasonably be expected to cause the Acquisition Merger to fail to qualify for the Intended Tax Treatment; or

(xi)             undertake any legally binding obligation to do any of the foregoing.

7.3              No Solicitation. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) knowingly encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions to which the Company Group or any Purchaser Party is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of more than 50% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or more than 50% of the share capital or capital stock of the Company Group or the Purchaser Parties in a single transaction or series of transactions, that, in each case of clauses (1) and (2), is not conditioned upon the Closing. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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7.4              Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities and to the extent permitted by Law, (a) continue to give the other party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law; provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and the basis on which the access not granted and/or information not disclosed.

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7.5              Notices of Certain Events. Each party shall promptly notify the other party of:

(a)               any notice or other communication from any Person (including any Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any shares of Company Stock or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b)               any notice containing substantive communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)               any decision to suspend, terminate, or materially modify a clinical trial of the Lead Product Candidate;

(d)               any material notice or other material communication from any Regulatory Authority with respect to the Lead Product Candidate or clinical trials involving the Lead Product Candidate, or respecting the Company Group’s or its Subsidiaries’ compliance with the Healthcare Laws or Privacy Laws;

(e)               any adverse event resulting from the Lead Product Candidate that is required to be reported to FDA pursuant to 21 C.F.R. § 312.32(c) and any such report(s) submitted to FDA or another Regulatory Authority.

(f)                any notice of, or knowledge obtained by the Company Group respecting, any material defects in, safety concerns with, or recalls, corrections, or market withdrawals of ingredients or components, used in or in connection with the Lead Product Candidate, in each case, that the Company Group is required to report to the FDA;

(g)               any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(h)               the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(i)                 the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact, in each case that would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 10.2(b) or 10.3(b), as applicable.

7.6              SEC Filings.

(a)               The Company Group acknowledges that:

(i)                 the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Purchaser to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

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(ii)              the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)            the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)               In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its commercially reasonable efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their commercially reasonable efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c)               Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.7              Trust Account. The Company Group acknowledges that after the Closing, the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Ordinary Share who shall have validly redeemed their Parent Units or Parent Ordinary Share upon acceptance by the Parent of such Parent Units or Parent Ordinary Share, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

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7.8              PIPE Investment. The parties agree that from the date hereof through the Closing Date, the Purchaser shall use commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a purchase of shares of Parent or Purchaser through a private placement, and/or backstop or redemption waiver arrangements with potential investors, in each case on terms mutually agreeable to the Company and the Purchaser Parties (the “PIPE Investment”). The Company shall, and shall use commercially reasonable efforts to cause their respective representatives to, cooperate with the Purchaser Parties and their respective representatives in connection with such PIPE Investment.

7.9              Directors’ and Officers’ Indemnification and Insurance.

(a)               The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)               The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.9(b) an aggregate amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.9(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

7.10          Parent Debt. No later than the Closing, the Parent shall exchange all Indebtedness owed by it to the Sponsor into Parent Ordinary Shares at the price of $10.00 per share in accordance with the Initial Shareholders Forfeiture Agreement.

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Article VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1              Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2              Commercially Reasonable Efforts to Obtain Consents. The Company Group shall use its commercially reasonable efforts to obtain each third party consent that is required for the consummation of the Acquisition Merger as promptly as practicable hereafter.

8.3              Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4              Employees of the Company. The Company will use its commercially reasonable efforts to cause the Company Key Personnel to execute and deliver to the Company Group employment agreements on a form customary for a public company and acceptable to the Company Key Personnel (the “Employment Agreements”).

8.5              Additional Agreements. The Company will use its commercially reasonable efforts to cause the Shareholders who will own more than 1% of the issued and outstanding Purchaser Common Stock as of immediately after the Effetive Time to enter into the Lock-Up Agreements.

Article IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1              Efforts; Further Assurances.

(a)               Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Governmental Approvals). The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

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(b)               The Purchaser Parties and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.  In furtherance and not in limitation of the foregoing, each applicable party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and such initial filing shall request early termination of any applicable waiting period under the HSR Act, as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information or documents that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

9.2              Tax Treatments.

(a)               Each of the parties hereto shall use reasonable best efforts to cause the Acquisition Merger to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment). The parties shall report the Acquisition Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with such qualification. No party shall take any action, or allow any Affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b)               Each of the parties hereto shall use reasonable best efforts to cause the delivery of the opinion of counsel referred to in Section 10.3(j), including by causing its officers to execute and deliver to counsel letters of representation customary for transactions of this type at such time or times as counsel may reasonably request, including at the Closing (and, if required, as of the date of the Proxy Statement). The parties shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the letters of representation described in this Section 9.2(b).

9.3              Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination shall be paid in full.

9.4              Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall assume the obligations under each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of August 1, 2018 by and between Parent and the investors named therein.

9.5              Registration Statement.

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(a)               As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of shares of Purchaser Common Stock to be issued in the Reincorporation Merger and Acquisition Merger (including, for the avoidance of doubt, the Escrow Shares), which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Parent Special Meeting and a consent solicitation statement for purposes of obtaining the Requisite Company Vote and providing the public stockholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Ordinary Share redeemed in conjunction with the stockholder vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Ordinary Share in accordance with the Parent’s Organizational Documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of assumption of Company Plan by the Purchaser, and, if applicable, the adoption and approval of a new equity incentive plan in form mutually agreed upon between the Purchaser and the Company (the “Purchaser Equity Incentive Plan”), (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent.

(b)               Parent, acting through its board of directors (or a committee thereof), shall (i) recommend the Parent Stockholders to vote for each of the Parent Stockholder Approval Matters, (ii) use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Parent Stockholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Parent Stockholder Approval Matters. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting may not be postponed or adjourned by an aggregate of ten (10) Business Days without the Company’s prior written consent. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq.

(c)               The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

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(d)               The Purchaser shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Parent Special Meeting and to the cause the Registration Statement to become effective. Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available, at a reasonable time and location, to the Company Group, the Purchaser, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement for any such corrections and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC.

(e)               As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with BVI Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

9.6              Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party is required to disclose any such confidential information pursuant to applicable Laws, to the extent permitted by applicable Law, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information so required to be disclosed. For the avoidance of doubt, the obligations set forth in this Section 9.6 shall not limit any obligation with respect to any confidential information of any party under any existing confidentiality agreements.

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Article X
CONDITIONS TO CLOSING

10.1          Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)               No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b)               Any waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)               The Reincorporation Merger shall have been consummated and the applicable certificates and documents filed and registered in the appropriate jurisdictions.

(d)               The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e)               The Escrow Agreement shall have been entered into and shall be in full force and effect.

(f)                The Parent Stockholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g)               This Agreement and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the Company and by the holders of shares of Company Stock constituting the Requisite Company Vote in accordance with the Delaware Law and the Company’s certificate of incorporation and by-laws.

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10.2          Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a)               The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)               All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect shall: (i) be true and correct at and as of the date of this Agreement except as provided in the Company Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article V (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)               There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(d)               The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e)               The Purchaser Parties shall have received (i) a copy of the certificate of incorporation and by-laws of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

10.3          Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)               The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)               (i) All of the representations and warranties of the Purchaser Parties contained in Article VI in this Agreement (other than Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization)), disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Parties Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a Purchaser Parties Material Adverse Effect, and (ii) each of the representations and warranties in Sections 6.5 (Finders’ Fees) and 6.7 (Capitalization) shall be true and correct as of the date hereof and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except for inaccuracies in the aggregate that are de minimis in effect.

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(c)               There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Purchaser Parties Material Adverse Effect which is continuing and uncured.

(d)               The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e)               From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f)                All debt owed by the Parent to the Sponsor shall have been converted into Parent Ordinary Shares at the price of $10.00 per share in accordance with the Initial Shareholders Forfeiture Agreement.

(g)               Upon the Closing, the Surviving Corporation shall receive no less than $30,000,000 in immediately available cash, net of expenses and Liabilities, comprised of (i) amounts not redeemed from the Company’s trust account, and (ii) amounts raised in private transactions including any PIPE Investment.

(h)               The Initial Shareholders shall have canceled and forfeited their pro rata Founder Shares (as defined in the Prospectus) in accordance with Schedule 4.4, or 750,000 Founder Shares in total, for no additional consideration, in accordance with the Initial Shareholders Forfeiture Agreement.

(i)                 Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(j)                 The Company shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Acquisition Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Kirkland & Ellis LLP shall be entitled to receive and rely upon assumptions and representations, customary for transactions of this type, of officers of parties hereto.

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Article XI
INDEMNIFICATION

11.1          Indemnification of the Purchaser. Subject to the terms and conditions of this Article XI and from and after the Closing Date, the Shareholders (the “Indemnifying Parties”) hereby jointly and severally, solely out of the Escrow Shares, agree to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, penalty, expense, liability, judgment or damage (including reasonable, actual costs of investigation and reasonable attorneys’ fees but excluding any exemplary, punitive or special damages) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and pre-Closing covenants of the Company contained herein.

Notwithstanding the foregoing, (i) the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000 (the “Threshold”), in which event the Indemnifying Parties shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Escrow Shares, valued at the then market value per share and in accordance with the terms of the Escrow Agreement.

11.2          Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a)               The Indemnified Party shall give the Indemnifying Parties prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b)               In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim.

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(c)               If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)               If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)               If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 11.1 and 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

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11.3          Escrow of Escrow Shares by Shareholders. The Company, the Shareholders and the Shareholders’ Representative hereby authorize the Purchaser to issue the Escrow Shares to the Escrow Agent to hold in escrow (the “Escrow Fund”) pursuant to the Escrow Agreement.

(a)               Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares (the “Escrow Distributions”) will be delivered promptly to the Escrow Agent to be held in escrow. The Shareholders shall be entitled to vote the Escrow Shares on any matters to come before the shareholders of the Purchaser.

(b)               Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released and transferred by the Escrow Agent to the Exchange Agent for distribution to the Shareholders. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders and all fractional shares shall be rounded to the nearest whole share.

(c)               Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the transfer and delivery to such Shareholders by the Exchange Agent of the Escrow Fund by the Escrow Agent as provided herein.

(d)               Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares and any Escrow Distributions, less the number or amount of Escrow Shares (valued at the VWAP of the shares of Purchaser Common Stock for the period of twenty trading days ending at the close of business on the Release Date (or if the Release Date is not a trading day, the close of business on the first trading day after the Release Date)) equal to the amount of any potential Losses set forth in any Indemnification Notice delivered pursuant to the terms of Article XI from the Purchaser with respect to any pending but unresolved claim for indemnification, will be released from escrow to the Shareholders as of immediately prior to the Effective Time. Prior to the Release Date, the Shareholders’ Representative shall issue to the Escrow Agent a certificate executed by it (which shall not be unreasonably withheld) instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Exchange Agent for distribution to the Shareholders promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof.

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11.4          Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XI, the Purchaser’s sole and exclusive remedy is payment from the Escrow Shares.

11.5          Insurance. Any indemnification payments hereunder shall be reduced by insurance proceeds or other third party reimbursement actually received.

11.6          Survival of Indemnification Rights. All representations and warranties and covenants of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertaking furnished pursuant to this Agreement) shall survive until six (6) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI.

11.7          Sole and Exclusive Remedy. The remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

Article XII
DISPUTE RESOLUTION

12.1          Submission to Jurisdiction.

(a)               The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (a) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (b) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(b)               The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 13.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 12.1(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)               This submission to jurisdiction Section shall survive the termination of this Agreement.

12.2          Waiver of Jury Trial; Exemplary Damages.

(a)               THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(a). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)               Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XIII
TERMINATION

13.1          Termination .

(a)               This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Purchaser Parties and the Company.

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(b)               This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement is the principal cause of the Legal Restraint or the failure of the Legal Restraint to be lifted.

(c)               In the event that the Closing of the transactions contemplated hereunder has not occurred by the earlier of (i) the Deadline (as defined in the memorandum and articles of association of Parent (as amended) and as extended from time to time in accordance therewith) and (ii) February 6, 2021 (the “Outside Closing Date”), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

(d)               The Purchaser Parties may terminate this Agreement by giving notice to the Company Group prior to the Closing if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach; provided, that the Purchaser Parties shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if at such time any Purchaser Party is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied.

(e)               The Company may terminate this Agreement by giving notice to any Purchaser Party if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(a) and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within fifteen (15) days following receipt by such Purchaser Party of a notice describing in reasonable detail the nature of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if at such time the Company is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied.

(f)                This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company if this Agreement or the transactions contemplated hereby fail to be authorized or approved by (i) the Required Parent Stockholder Approval at a duly convened Parent Special Meeting (subject to any postponement, adjournment or recess thereof) or (ii) the Requisite Company Vote by the time that the Parent Special Meeting is concluded (taking into account any postponement, adjournment or recess thereof).

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13.2          Effect of Termination; Survival. This Agreement may only be terminated in the circumstances described in Section 13.1. In the event of the valid termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party, any of their respective Affiliates or any of their and their Affiliates’ respective representatives, and all rights and obligations of each party shall cease, except that the provisions of Article XI, Article XII and Article XIII shall survive any termination hereof. The parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 13.1.

Article XIV
MISCELLANEOUS

14.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested, provided that with respect to notices deliverable to the Shareholders’ Representative, such notices shall be delivered solely via email or facsimile. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or Parent, Purchaser or Merger Sub following the Closing), to:

Clene Nanomedicine, Inc.

[Redacted]

[Redacted]

Attn: Rob Etherington

Facsimile No.: [Redacted]

Telephone No.: [Redacted]

Email: [Redacted]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com

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and

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attn: Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412

Email: ben.james@kirkland.com

if to the Shareholders’ Representative:

Fortis Advisors LLC
Attn: Notices Department (Project Midas)

Facsimile No.: [Redacted]
Email: [Redacted]

if to any of Parent, Purchaser and Merger Sub prior to the Closing

Tottenham Acquisition I Limited
[Redacted]

[Redacted]

[Redacted]
Attn: Jason Ma
Email: [Redacted]

with a copy to (which shall not constitute notice):

Lawrence Venick
Loeb & Loeb LLP
21st Floor, CCB Tower,
3 Connaught Road Central
Central, Hong Kong

Email: lvenick@loeb.com

14.2          Amendments; No Waivers; Remedies.

(a)               This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company and the Shareholders’ Representative and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

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(b)               Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)               Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)               Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise based upon this Agreement, relating hereto or arising in connection herewith.

14.3          Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4          Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the Purchaser Parties or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such press release or public announcement prior to its issuance. The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

14.5          Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided that if the Closing is consummated, the Purchaser shall bear all expenses in connection with this Agreement and the transactions contemplated hereby.

14.6          No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties hereto; provided, that such assignment shall not prevent or impede the Acquisition Merger from qualifying for the Intended Tax Treatment. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

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14.7          Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of laws principles thereof.

14.8          Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9          Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10      Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11      In this Agreement:

(a)               References to partConstruction of Certain Terms and References; Captions.icular Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)               Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

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(d)               Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the disclosure schedule.

(e)               If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f)                Captions are included for convenience, only.

(g)               All references in this Agreement to “the knowledge of the Company” or similar terms shall mean the actual knowledge of the Company Key Personnel and all references in this Agreement to “the knowledge of the Purchaser Parties” shall mean the actual knowledge of the Purchaser Parties Key Personnel.

(h)               For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course consistent with past practice,” subject to the Company or the Purchaser Parties’ consent, shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i)                 References to the “date hereof” mean the date of this Agreement.

14.12      Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement as soon as reasonably practicable.

14.13      Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14      Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 1, 2018 (the “Prospectus”). The Company Group and the Shareholders understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

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14.15      Shareholders’ Representative.

(a)               By virtue of the the approval of the Merger and this Agreement by the Shareholders and without any further action of any of the Shareholders or the Company, Fortis Advisors LLC is hereby appointed as the exclusive agent and attorney-in-fact for each of the Shareholders, (i) to enter into and deliver the Escrow Agreement on behalf of each of the Shareholders, (ii) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, and (iii) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Shareholders’ Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein, in the Escrow Agreement and in the Shareholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. The Shareholders’ Representative may resign at any time and such agency may be changed by the Shareholders as of immediately prior to the Effective Time from time to time upon no less than twenty (20) days prior written notice to the Purchaser Parties and, if after the Closing, the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the Effective Time. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of at least 51% of all of the shares of Company Common Stock on an as-if converted basis outstanding immediately prior to the Effective Time. Any removal or change of the Shareholders’ Representative shall not be effective until written notice is delivered to the Parent or Purchaser, as applicable. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Shareholders’ Representative. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders.

(b)               Certain Shareholders have entered into an engagement agreement (the “Shareholders’ Representative Engagement Agreement”) with the Shareholders’ Representative to provide direction to the Shareholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Shareholders’ Representative Engagement Agreement (such Shareholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Shareholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Shareholders’ Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Shareholders’ Representative Engagement Agreement while acting in good faith and in the exercise of reasonable business judgment. The Shareholders shall indemnify, defend and hold harmless the Shareholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Shareholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Shareholders’ Representative Engagement Agreement. Such Shareholders’ Representative Expenses may be recovered directly from the Shareholders. The Shareholders acknowledge that the Shareholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Shareholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Shareholders’ Representative shall not be required to take any action unless the Shareholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholders’ Representative against the costs, expenses and liabilities which may be incurred by the Shareholders’ Representative in performing such actions. A decision, act, consent or instruction of the Shareholders’ Representative under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the stockholders of the Company Group and shall be final, binding and conclusive upon each of the Shareholders and their successors as if expressly confirmed and ratified in writing by the Shareholders, and all defenses which may be available to any Shareholder to contest, negate or disaffirm the action of the Shareholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Shareholders’ Representative Engagement Agreement are waived. The powers, immunities and rights to indemnification granted to the Shareholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of his, her or its interest in the Escrow Fund or the Company Earn-out Shares. The Shareholders’ Representative shall be entitled to: (i) rely upon the consideration spreadsheet provided to the Shareholders’ Representative by the Company, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Shareholder or other party.

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14.16      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other representative of any past, present or future equity holder of any Shareholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

TOTTENHAM ACQUISITION I LTD.

By:	/s/Jason Ma
Name: Jason Ma
Title: Chief Executive Officer

Purchaser:

CHELSEA WORLDWIDE INC.

By:	/s/Jason Ma
Name: Jason Ma
Title: Authorized Signatory

Merger Sub:

CREATIVE WORLDWIDE INC.

/s/Jason Ma
Name: Jason Ma
Title: Authorized Signatory

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

CLENE NANOMEDICINE, INC.

By:	/s/Rob Etherington
Name: Rob Etherington
Title: Chief Executive Officer and President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders’ Representative:

FORTIS ADVISORS, LLC

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

Signature Page to Merger Agreement